EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our report dated January 25, 2000 (except with respect to the matter discussed in Note 18 as to which the date is February 28, 2000), included (or incorporated by reference) in this Form 10-K, into Bristol Hotels & Resorts’ previously filed Registration Statement File No. 333-58519.

/s/ ARTHUR ANDERSEN LLP

Dallas, Texas,

  March 27, 2000